EXHIBIT 4.2

NEITHER THIS NOTE NOR THE SECURITIES UNDERLYING THE CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER SUCH ACT AND QUALIFICATION UNDER APPLICABLE STATE SE- CURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

GROVE, INC.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $500,000	October 3, 2019

FOR VALUE RECEIVED, Grove, Inc., a Nevada corporation (the “Maker”) hereby promises to pay to the order of or its successors or assigns (the “Holder”)Kyle Dennis, the principal amount of $500,000 Dollars ($500,000), together with all other amounts due under this Convertible Promissory Note (the “Principal Amount”). This Convertible Promissory Note shall be referred to herein as the “Note”. This Note is made and delivered by the Maker to the Holder as of the date first written above (the “Original Issue Date”).

1. Principal and Interest Payments. In the event the Holder has not converted this Note, the Company shall repay the entire outstanding Principal Amount of this Note together with all accrued and unpaid interest hereunder (the “Outstanding Balance”) on the Maturity Date. The Note shall accrue interest at the rate of eight percent (8%) per annum.

2. Maturity Date. All amounts, including principal and interest, payable hereunder shall be due and payable on the eighteenth (18th) month anniversary of the Original Issuance Date (the “Maturity Date”).

3. Conversion.

3.1 Optional Conversion Prior to Maturity by Holder. If the Company enters into a transaction the result of which is that the securities of the Company, or in the event of a merger, the securities of the surviving company become listed or quoted for trading (a “Financing”), then the Holder shall have the right, but not the obligation to convert all, but not less than all, of the Outstanding Balance into the same securities of the Company or its successor that were sold in the Financing at a conversion rate equal to the price or valuation of the Company’s securities sold in the Financing.

3.2 Mechanics of Conversion. At any time while the Note remains outstanding following a Financing, upon three (3) days prior written notice from either the Holder, which shall contain the Outstanding Amount being converted, the Conversion Price and the number of Shares of Common Stock being converted into, the Maker shall transmit to the Holder the number of shares of Common Stock representing full repayment of the Outstanding Amount being made on such date. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date of the Notice of Conversion.

3.3 No Fractional Shares. The Maker shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Maker shall round up such fraction of a share of Common Stock to the nearest whole share. The Maker shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion.

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4. Prepayment. The Maker has the right to prepay the Outstanding Balance of this Note without penalty at any time prior to the Maturity Date, prior the Note has not been converted in accordance with Section 3 hereof.

5. Effect on Note of Conversion. If the Outstanding Balance under this Note is converted into securities of the Maker as provided in Section 3, the provisions of this Note relating to the obligation of the Maker to repay such principal to the Holder, set forth above, shall be null and void and no repayment of principal shall be owed or paid by the Maker.

6. Defaults; Remedies.

6.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

6.1.1 The Maker fails to make any payment when due under this Note;

6.1.2 The Maker fails to observe and perform any of its covenants or agreements on its part to be observed or performed under this Note and such failure shall continue for more than five (5) days after notice of such failure has been delivered to the Maker by the Holder;

6.1.3 The Maker admits in writing its inability to pay its debts generally as they become due, files a petition in bankruptcy or a petition to take advantage of any insolvency act, makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or has a petition filed against it be adjudicated a bankrupt, or files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof;

6.1.4 A court of competent jurisdiction enters an order, judgment, or decree appointing, without the consent of the Maker, a receiver of the Maker or of the whole or any substantial part of its property, or approving a petition filed against the Maker seeking reorganization or arrangement of the Maker under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, and such order, judgment, or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof;

6.1.5 Any court of competent jurisdiction assumes custody or control of the Maker or of the whole or any substantial part of its property under the provisions of any other law for the relief or aid of debtors, and such custody or control is not be terminated or stayed within 60 days from the date of assumption of such custody or control;

6.1.6. This Note ceases to be, or is asserted by the Maker not to be, a legal, valid and binding obligation of the Maker enforceable in accordance with its terms;

6.1.7 A judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Maker which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $250,000 amount set forth above so long as the Maker certifies that it has not received a written statement from such insurer or indemnity provider denying such coverage (which written statement shall be reasonably satisfactory to the Holder) and if the Maker will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

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6.1.8 The Maker fails to deliver the securities to the Holder pursuant to and in the form required by this Note or, if required, a replacement Note, more than five Business Days after the required delivery date of such securities or replacement Note;

6.2 Notice by the Maker. The Maker shall notify the Holder in writing as soon as reasonably practicable but in no event more five (5) Business Days after the occurrence of any Event of Default of which the Maker acquires knowledge.

6.3 Remedies. Upon the occurrence of any Event of Default, all sums due and payable to the Holder under this Note shall, at the option of the Holder, become due and payable immediately without presentment, demand, notice of nonpayment, protest, notice of protest, or other notice of dishonor, all of which are hereby expressly waived by the Maker. Any payment under this Note (i) not paid within five (5) days following the Maturity Date or (ii) due immediately following acceleration by the Holder shall bear interest at the rate of ten percent (10%) from such Maturity Date or acceleration, as applicable, until paid, subject to Section 6.4. To the extent permitted by law, the Maker waives any right to and stay of execution and the benefit of all exemption laws now or hereafter in effect. In addition to the foregoing, upon the occurrence of any Event of Default, the Holder may forthwith exercise singly, concurrently, successively, or otherwise any and all rights and remedies available to the Holder at law, in equity, or otherwise.

6.4 Remedies Cumulative, etc. No right or remedy conferred upon or reserved to the Holder under this Note, or now or hereafter existing at law or in equity or otherwise, is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and concurrent, and shall be in addition to every other such right or remedy, and may be pursued singly, con- currently, successively, or otherwise, at the sole discretion of the Holder, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor may occur. No act of the Holder shall be deemed or construed as an election to proceed under any one such right or remedy to the exclusion of any other such right or remedy; furthermore, each such right or remedy of the Holder shall be separate, distinct, and cumulative and none shall be given effect to the exclusion of any other.

7. Replacement of Note. Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and (in case of loss, theft, or destruction) of indemnity satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Maker will make and deliver a new Note of like tenor in lieu of this Note.

8. Maker’s Covenants and Agreements.

8.1 Valid Issuance of Securities. The Maker covenants that the securities issuable upon the conversion of this Note will, upon conversion of this Note, be validly issued, fully paid and non- assessable and free from all taxes, liens and charges in respect of the issue thereof.

8.2 Timely Notice. The Maker shall give the Holder at least five (5) days’ advance written notice prior to the closing of a Financing or Change of Control, provided that the Holder agrees to be bound by any applicable confidentiality agreement or agreements the Maker shall deem necessary or appropriate.

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8.3 Limitations on Conversion. The Maker shall not affect any conversion of this Note, and the Holder shall not have the right to convert any portion of the Note, pursuant to Section 3 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with any affiliate of the Holder (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 8.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 8.3 applies, the determination of whether the Note is convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of the Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In any case, the number of an outstanding class of securities shall be determined after giving effect to the conversion or exercise of securities of the Maker, including the Note, by the Holder or the Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of any class of a capital stock of the Maker out- standing immediately after giving effect to the issuance of the securities issuable upon conversion of the Note. The Holder, upon notice to the Maker, may waive the Beneficial Ownership Limitation provisions of this Section 8.3.

9. Certain Definitions.

9.1 “Business Day” means any day that is not a Saturday, Sunday, federal holiday or bank holiday in any jurisdiction in which the Maker holds a substantial portion of its assets.

9.2 “Change of Control” means any liquidation, dissolution, or winding up of the Maker, either voluntary or involuntary, and shall be deemed to be occasioned by, or to include, (i) the acquisition of the Maker by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) unless the Maker’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Maker’s acquisition or sale or otherwise) hold at least a majority of the voting power of the surviving or acquiring entity or its direct or indirect parent entity (except that any bona fide equity or debt financing transaction for capital raising purposes shall not be deemed a Change of Control for this purpose) and (ii) a sale, exclusive license or other disposition of all or substantially all of the assets of the Maker, including a sale, exclusive license or other disposition of all or substantially all of the assets of one or more of the Maker’s subsidiaries, if such assets constitute substantially all of the assets of the Maker and such subsidiaries taken as a whole.

10 .Amendments, Waivers, and Consents.

10.1 Amendment and Waiver by the Holders. This Note, may only be amended, modified, or supplemented, and waivers or consents to departures from the provisions thereof may be given, if the Maker and the Holder consent to the amendment. Such consent may not be effected orally, but only by a signed statement in writing. Any such amendment or waiver shall apply to and be binding upon the Holder of this Note, upon each future holder of this Note, and upon the Maker, whether or not this Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall ex- tend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

10.2 Severability. In the event that for any reason one or more of the provisions of this Note or their application to any person or circumstance shall be held to be invalid, illegal, or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal, and enforceable in all other respects and to such extent as may be permissible. In addition, any such invalidity, illegality, or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

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10.3 Assignment; Binding Effect. The Maker may not assign its obligations under this Note without the prior written consent of the Holder. Any attempted assignment in violation of this Section 11.3 shall be null and void. Subject to the foregoing, this Note inures to the benefit of the Holder and its successors and assigns, and binds the Maker and its successors and permitted assigns, and the words “Holder” and “Maker” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

10.4 Notices Generally. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt. Such notices and other communications may be hand delivered, sent by first class mail, sent by electronic transmission with confirmation of delivery and a copy sent by first class mail, or sent by nationally recognized overnight courier service, to the addresses for Holder and Maker set forth below or to such other address as either may give to the other in writing for such purpose. If a notice is sent via first class mail, it will be deemed to have been received two days after being deposited in the mail. If a notice is sent by nationally recognized overnight courier service, it will be deemed to have been received one day after being deposited with such courier service.

Notices to Maker:

Grove, Inc.

5425 S Valley View Rd

Las, Vegas NV 89118

Attention: Allan Marshall, Chief Executive Officer

Notices to Holder:

xxxx

xxxx

xxxx

10.5 Governing Law; Jurisdiction; Jury Trial. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Neva- da. The Maker hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sit- ting in The City las vegas, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Maker hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Maker in any other jurisdiction to collect on the Maker’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

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10.6 Section Headings, Construction. The headings of paragraphs in this Note are provided for convenience only and will not affect its construction or interpretation. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

10.7 Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the pro- visions of this Note, or (b) there occurs any bankruptcy, reorganization, or receivership of the Maker or other proceedings affecting the Maker’s creditors’ rights and involving a claim under this Note, then the Maker shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

10.8 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to the Holder, upon any breach or default of the Maker under this Note shall impair any such right, power, or remedy of the Holder nor shall it be construed to be a waiver of any such breach or de- fault, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Holder of any breach or default under this Note or any waiver on the part of the Holder of any provisions or conditions of this Note must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by law or otherwise afforded to the Holders, shall be cumulative and not alternative.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Grove, Inc., as Maker, has caused this Convertible Promissory Note to be executed and delivered on the date set forth above on the cover page of this Note.

MAKER: GROVE, INC.

By:	/s/ Allan Marshall
Name:	Allan Marshall
Title:	Chief Executive Officer

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